Exhibit 5.1
                        [Letterhead of McGuireWoods LLP]

November 3, 2005


Board of Directors
Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

Ladies and Gentlemen:

     Circuit City Stores, Inc. (the "Company") proposes to file with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the InterTAN Canada, Ltd. Stock Purchase Program (the "Plan"). The Registration Statement covers 500,000 shares of the Company's common stock, par value $.50 per share (the "Common Stock"), which have been reserved for issuance under the Plan.

     In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion and have attended meetings of the Board of Directors and shareholders of the Company.

     Based on the forgoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

     The opinion set forth above is limited to matters of Virginia law and United States federal law in effect on the date hereof.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and in any amendment thereto. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                                 Very truly yours,

                                                 /s/ McGuireWoods LLP